Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-292166) of our report dated February 12, 2026, with respect to the consolidated financial statements of Golden Sun Technology Group Limited and its subsidiaries, which appears in this Form 20-F for the year ended September 30, 2025.

/s/ Assentsure PAC

Singapore

February 12, 2026